Exhibit 99.4

ASTRAZENECA PLC

THE ASTRAZENECA DEFERRED BONUS PLAN

As adopted by the Remuneration Committee
of the Board of Directors
on 21 August 2006

  THE RULES OF THE ASTRAZENECA DEFERRED BONUS PLAN

THE RULES OF THE ASTRAZENECA DEFERRED BONUS PLAN

1.	HOW THE DEFERRED BONUS PLAN WILL OPERATE

1.1	Policies set by the Remuneration Committee

The Remuneration Committee will, from time to time, set the policies for the operation and administration of the Deferred Bonus Plan within the terms of the Rules, including the policies in relation to the following:

(a)	the Eligible Executives who will be entitled to participate;
(b)	the extent of an Eligible Executive's participation; and
(c)	the Deferred Period for each Deferred Bonus Award.

1.2	The Deferred Bonus Award

Unless the Remuneration Committee decides otherwise, an Eligible Executive who is to be awarded a Bonus will be granted part of that Bonus as a Deferred Bonus Award, subject to the Rules and to such additional conditions as the Remuneration Committee may decide.

1.3	When a Deferred Bonus Award may be granted

A Deferred Bonus Award can be granted at any time but not during a Close Period of the Company. A Participant who has been granted a Deferred Bonus Award will be sent, as soon as administratively practicable, a certificate confirming its grant and the terms on which it is granted.  There will be no payment for the grant of a Deferred Bonus Award.

1.4	A Deferred Bonus Award is personal to the Participant

A Deferred Bonus Award cannot (nor may any rights in respect of it) be sold, transferred, assigned, charged or otherwise encumbered or disposed of to any person.  A Participant's Deferred Bonus Award may be transmitted to the Participant's personal representatives on the Participant's death.

2.	LIMIT ON PARTICIPATION BY ELIGIBLE EXECUTIVE

The number of Shares the subject of a Deferred Bonus Award will be calculated by reference to the amount of the Bonus awarded to the Eligible Executive, such that the Market Value of those Shares at or around the time that the Eligible Executive's Bonus is confirmed is no greater than a maximum percentage of the Bonus agreed by the Remuneration Committee from time to time.

3.	NO RIGHTS TO OR IN RELATION TO SHARES UNDER A DEFERRED BONUS AWARD DURING THE DEFERRED PERIOD

3.1	No voting rights

A Participant has no voting rights attaching to the Shares the subject of his Deferred Bonus Award until the Deferred Bonus Award has Vested at the end of the Deferred Period.

3.2	Dividends

A Participant has no rights to any dividends or any other rights attaching to the Shares the subject of his Deferred Bonus Award until the Deferred Bonus Award has Vested at the end of the Deferred Period. However, to the extent that a Deferred Bonus Award has Vested, the Participant shall receive an amount equal to the total dividends paid or payable in respect of the Shares in relation to which the Award has Vested, by reference to record dates from the Date of Grant until the Deferred Bonus Award has Vested.  Such payment, which may be made in cash or Shares, will be made net of any income tax or national insurance contributions due in respect of it.

3.3	Events which affect the share capital of the Company

If there is a Variation during the Deferred Period affecting the equity share capital of the Company, the number of Shares the subject of a Deferred Bonus Award may be adjusted in the manner the Remuneration Committee determines.  Participants will be notified in writing of any adjustment to the number of Shares the subject of their Deferred Bonus Awards.

4.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING-UP OF THE COMPANY DURING THE DEFERRED PERIOD

4.1	Circumstances in which this Rule applies

Subject to Rule 5, this Rule applies where:

(a)
an offeror (either alone or with any party acting in concert with the offeror) obtains Control of the Company as a result of making an offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror); or

(b)	the Court sanctions a compromise or arrangement affecting the Shares under section 425 of the Companies Act 1985; or

(c)	a resolution is passed for the voluntary winding up of the Company.

4.2	Date of Vesting

A Deferred Bonus Award will Vest, subject to Rule 6, on the date on which the relevant event in Rule 4.1 applies.

5.	EXCHANGE OF AWARDS

5.1	Circumstances in which a Deferred Bonus Award is exchanged

This Rule applies when:

(a)	a company (the Acquiring Company) has obtained Control of the Company;

(b)	the shareholders of the Acquiring Company immediately after it has obtained Control of the Company are substantially the same as the shareholders of the Company immediately before that event; and

(c)	the Acquiring Company consents to the exchange of a Deferred Bonus Award under this Rule.

5.2	The Exchange

When this Rule 5 applies Participants' Deferred Bonus Awards (Old Awards) will not Vest but will be exchanged for awards (New Awards) in respect of shares in the Acquiring Company.  A New Award will be equivalent to the Old Award for which it is exchanged before the change of Control so that:

(d)	it is governed by the Rules in effect immediately before the release of the Old Award; and

(e)
the total Market Value of the Shares the subject of the Old Award immediately before the exchange is equal to the total Market Value immediately after the exchange of the shares the subject of the New Award.

The provisions of the Deferred Bonus Plan will, for this purpose, be construed as if the New Award was granted under the Deferred Bonus Plan at the same time as the Old Award.

5.3	The New Awards

References to Shares will, in relation to the New Award, be taken as references to shares of the Acquiring Company.  References to the Company will be taken to be references to the Acquiring Company, where appropriate.  The New Awards will not Vest or lapse if Rule 4 applies in respect of the change of Control which lead to the grant of the New Awards.

6.	CEASING TO BE IN EMPLOYMENT DURING THE DEFERRED PERIOD

6.1	Ceasing to be in Employment because of death, Retirement, Redundancy, injury, ill-health or Disability

If a Participant ceases to be in Employment before the end of the Deferred Period because of:

	(a)	death;

	(b)	Retirement or Redundancy;

	(c)	injury, ill-health or Disability;

	(d)	the company in the Group which employs the Participant ceasing to be a Participating Company or an Associated Company; or

	(e)	the transfer or sale of the undertaking or part of the undertaking in which the Participant is employed to a person who is neither a Participating Company nor an Associated Company;

a Participant's Deferred Bonus Award will Vest at the end of the relevant Deferred Period, unless the Remuneration Committee decides that it will Vest before then.

6.2	Cessation of Employment if the notice period is not served

This Rule applies if:

(a)
before the end of the Deferred Period, a Participant ceases to be in Employment following termination of his Employment by the relevant member of the Group for a reason other than gross misconduct, breach of contract or serious shortfall in performance; and

(b)	were the Participant to serve his full contractual notice period, his Deferred Bonus Award would Vest at the end of the relevant Deferred Period.

In this case, his Deferred Bonus Award will not lapse on the date his Employment ceases, but will Vest at the end of the relevant Deferred Period.

6.3	Ceasing to be in Employment in other circumstances

Subject to Rule 6.2 if, before the end of the Deferred Period, a Participant gives or is given notice to leave Employment, or ceases to be in Employment without any notice having been given, in any circumstances other than the ones referred to in Rule 6.1, his Deferred Bonus Award will lapse on the date his Employment ceases.  This is subject to the discretion of the Remuneration Committee to decide otherwise before the date of cessation of Employment.  The Deferred Bonus Award will not lapse if the Participant (being female) is entitled to exercise and subsequently does exercise the statutory right (or any corresponding contractual right) to resume Employment after an absence due to pregnancy.

6.4	Change of circumstances of Employment – deferral of Vesting and lapse provisions

If a Participant ceases to be in Employment but continues to provide services to the Group as a member of the Board or otherwise the Company can decide that the Participant is deemed not to have ceased Employment and that his Deferred Bonus Awards will continue to be held subject to the Rules and will Vest, to the extent not previously Vested in accordance with the Rules, when the Participant ceases to provide services to the Group.

6.5	The effect of the lapsing of Deferred Bonus Awards

A Participant will not be entitled to the Shares the subject of his Deferred Bonus Award to the extent that it lapses.

7.	THE VESTING OF A DEFERRED BONUS AWARD

7.1	At the end of the Deferred Period

At the end of the Deferred Period, the Deferred Bonus Award will Vest and the Shares the subject of it will be transferred as soon as reasonably practicable to the Participant unless the Deferred Bonus Award has previously lapsed under the Rules.

7.2	The transfer of Shares

The Shares the subject of a Deferred Bonus Award which has Vested will be transferred subject to any withholdings that may be necessary on account of a Participant’s Tax Liability in respect of the Deferred Bonus Award. The Company or any relevant person employing the Participant will be entitled to pay that Tax Liability by selling such number of Shares the subject of the Deferred Bonus Award which has Vested as is necessary to discharge the Tax Liability and transfer the balance of those Shares to the Participant or as he may direct.

8.	AMENDING THE DEFERRED BONUS PLAN

8.1	The Company has discretion to amend the Deferred Bonus Plan

Subject to the rest of this Rule, the Company can amend the Rules at any time by resolution of the Remuneration Committee or such other committee as the Board may decide from time to time.  However, no amendment will be made under this Rule which would adversely and materially affect the existing rights of a Participant unless it is made with his written consent or with the written consent of a majority of the Participants affected by the amendment.  For these purposes, a majority may, at the discretion of the Remuneration Committee, mean the majority by number of Participants or by number of Shares under the Deferred Bonus Awards held by Participants affected by the amendment.

8.2	Additional Sections

The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Deferred Bonus Awards may be granted, subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which may apply to the Participant or, any member of the Group.  Any additional sections must conform to the basic principles of the Deferred Bonus Plan.

9.	RIGHTS OF PARTICIPANTS AND ELIGIBLE EMPLOYEES

9.1	Rights of Participants and Eligible Employees

Participation under the Deferred Bonus Plan is not pensionable and does not form part of any Participant's employment contract.  Nothing in the Deferred Bonus Plan nor in any document executed under it will give any officer or employee of any Participating Company or Associated Company any right to participate in the Deferred Bonus Plan.  The rights and obligations of any individual under the terms of the individual's office or Employment with any member of the Group will not be affected by the individual's participation in the Deferred Bonus Plan nor any right which the individual may have to participate under it.  A Participant holding a Deferred Bonus Award will not have any rights of a shareholder of the Company with respect to that Deferred Bonus Award or the Shares subject to it, until such time as the Deferred Bonus Award Vests.

9.2	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages under the Deferred Bonus Plan in consequence of the termination of the Participant's office or Employment with a member of the Group for any reason.  Nothing in the Deferred Bonus Plan nor in any document executed under it will give any person any right to continue in Employment or will affect the right of any member of the Group to terminate the Employment of any person without liability at any time with or without cause, or will impose on any member of the Group, or the Remuneration Committee or their respective agents and employees any liability in connection with the loss of a Participant's benefits or rights under the Deferred Bonus Plan, the failure or refusal of any person to exercise a discretion under the Deferred Bonus Plan, and/or a Participant ceasing to be a person who has the status or relationship of an employee or director of any member of the Group for any reason as a result of the termination of the Participant's Employment.

9.3	The benefit of Rules 9.1 and 9.2

The benefit of Rules 9.1 and 9.2 is given for the Company, for itself and as trustee and agent of all its Subsidiaries and Associated Companies.  The Company will hold the benefit of those Rules on trust and as agent for each of them and may assign the benefit of this Rule 9.3 to any of them.

10.	GENERAL

10.1	Notices

Any notice or other communication in connection with the Deferred Bonus Plan (including award certificates) can be given by electronic mail or by personal delivery, by facsimile, by first-class post or airmail, (in the case of a company, to its registered office and in the case of an individual to the individual's last known address) or by any other means which a Participating Company and its employees use to communicate with each other.

10.2	When notice is given

Any notice under the Deferred Bonus Plan will be given:

(a)	if delivered personally, at the time of delivery;

(b)	if posted, at 10.00 a.m. on the third business day after it was put into the post; or

(c)	if sent by facsimile, email or any other form of electronic transfer, at the time of despatch.

In proving service of notice it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic transfer was properly addressed and despatched, as appropriate.

10.3	Documents sent to shareholders

Participants may, but are not entitled to, receive copies of any notice or document sent by the Company to the holders of Shares.

10.4	Replacement Deferred Bonus Award certificates

If any Deferred Bonus Award certificate is worn out, defaced or lost, it can be replaced on such evidence being provided as may be required.  The Company's records will be the correct and current statement of the extent or status of a Participant's outstanding Deferred Bonus Award, if there is any doubt.

10.5	Administration of the Deferred Bonus Plan

The Remuneration Committee, or any sub-committee appointed by the Remuneration Committee, has full authority, consistent with these Rules to administer the Deferred Bonus Plan, including authority to interpret and construe any provision of the Rules and to adopt any regulations for administering the Deferred Bonus Plan and any documents it thinks necessary or appropriate.  However, the decision of the Remuneration Committee on any matter concerning the Deferred Bonus Plan will be final and binding on all parties.

10.6	Costs of introducing and administering the Deferred Bonus Plan

The costs of introducing and administering the Deferred Bonus Plan will be borne by the Company.  However, the Company may require any Subsidiary of the Company to enter into an agreement which obliges that Subsidiary to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of the Subsidiary's officers or employees.  The Company may also enter into a similar agreement with any Participating Company or Associated Company which is not a Subsidiary of the Company.

10.7	Termination of the Deferred Bonus Plan

The Deferred Bonus Plan will terminate when the Remuneration Committee shall decide. Termination of the Deferred Bonus Plan will not affect the subsisting rights of Participants.

10.8	Articles Of Association

Any Shares acquired on the Vesting of Deferred Bonus Awards are subject to the Articles of Association of the Company as amended from time to time.

10.9	Claims For Relief Under The Taxation Of Chargeable Gains Act 1992

If Shares are transferred to a Participant under a Deferred Bonus Award, the Participant will, if required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by the person making that transfer.

11.	SEVERABILITY

The invalidity or non-enforceability of one or more provisions of the Deferred Bonus Plan will not affect the validity or enforceability of the other provisions of the Deferred Bonus Plan, which will remain in full force and effect.

12.	THIRD PARTY RIGHTS

Unless expressly provided in the Deferred Bonus Plan, nothing under it confers any benefit, right or expectation on a person who is not an Eligible Employee and no third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deferred Bonus Plan.  This does not affect any other right or remedy of a third party which may exist.

13.	DATA PROTECTION

By participating in the Deferred Bonus Plan, the Participant consents to the collection, processing, transmission (including to countries or territories outside the European Economic Area) and storage in any form whatsoever by the Company of any data of a professional or personal nature which is necessary for operating and administering the Deferred Bonus Plan.  This may include providing information to trustees of an employee benefit trust, or to registrars, or brokers, or third party administrators of the Deferred Bonus Plan, or to future purchasers of the Company or the business in which the Participant works.

14.	GOVERNING LAW

The Rules are governed by and interpreted in accordance with the law of England. Each Participant, the Company and any other Participating Company or Associated Company submits to the jurisdiction of the English courts in relation to anything arising under the Deferred Bonus Plan.  The Remuneration Committee may determine that another law will apply to the operation of the Plan outside the United Kingdom.

DEFINITIONS APPENDIX

INTRODUCTION

The words and expressions used in the Rules which have capital letters have the meanings set out below.  In the Rules:

(i)	the headings are for the sake of convenience only and should be ignored when construing the Rules;

(ii)	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any subordinate legislation made under them; and

(iii)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

1.  DEFINITIONS

ADS	an American Depository Share representing one Share;

Associated Company	in relation to the Company:

(i) any company which has Control of the Company; or

(ii) any company (other than a Participating Company) which is under the Control of any company referred to in (i) above; or

(iii) any body corporate which is under the control (but not necessarily the Control) of the Company;

Board	the board of directors for the time being of the Company or a duly authorised committee of it;

Bonus	the bonus awarded to an Eligible Executive in a period not exceeding the length of the relevant financial year of the Company;

Close Period
a period when the members of the Board of the Company are prohibited from dealing in Shares under the Criminal Justice Act 1993, or the Financial Services Authority model code on transactions in securities, or under any other statute, regulation or similar code to which the Company is subject;

Company	AstraZeneca PLC (registered number 2723534) which, for the purposes of the Rules, may act through the Board;

Control	has the meaning given by Section 840 of the Taxes Act;

Date of Grant	in relation to a Deferred Bonus Award, the date on which it is granted;

Dealing Day	a day on which the London Stock Exchange is open for transaction of business;

Deferred Bonus Award
a contingent right to Shares which has been granted or is proposed to be granted to a Participant (under and in accordance with the Rules) in respect of service and/or performance in a period not exceeding the length of the relevant financial year of the Company;

Deferred Bonus Plan	the AstraZeneca Deferred Bonus Plan constituted by the Deferred Bonus Plan Rules;

Deferred Bonus Plan Rules	the rules of the Deferred Bonus Plan as amended from time to time;

Deferred Period
in relation to a Deferred Bonus Award, the period specified at the Date of Grant of the Deferred Bonus Award and at the end of which the Deferred Bonus Award may Vest, provided that for the purposes of Rule 4 and Rule 5 the Deferred Period will end when a Deferred Bonus Award has Vested in accordance with those Rules;

Definition Appendix	this appendix which forms part of the Rules;

Disability	long-term disability evidenced to the satisfaction of the Remuneration Committee;

Eligible Executive
any person (including one who is a director of the Company) who, at the Date of Grant, is an employee of the Company or a Subsidiary or who was such an employee at any time during the financial year to which the Bonus relates;

Employment	employment as an employee of a Participating Company or an Associated Company;

General Provisions Appendix	the appendix containing general provisions which form part of the Rules;

Group	Participating Companies and Associated Companies;

London Stock Exchange
the London Stock Exchange plc (or any successor body carrying on the business of the London Stock Exchange) or, where the context so requires, the New York Stock Exchange or any other exchange on which the Shares are listed or traded;

Market Value
in relation to a Share on any day, an amount equal to its middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on, at the discretion of the Company, that day or the Dealing Day immediately preceding that day or the average middle market quotation of the three Dealing Days immediately preceding that day;

Participant	an Eligible Executive to whom a Deferred Bonus Award has been granted or, (where the context requires) his personal representatives;

Participating Company	the Company or any Subsidiary designated by the Board as a Participating Company;

Redundancy
ceasing to be in Employment because the Company has decided that there is no longer any requirement or there is a reduced requirement for the Participant to perform the work which he previously performed;

Remuneration Committee	the duly authorised remuneration committee of the Board;

Retirement
retirement at or after any age at which the Participant is i) bound or entitled to retire under his contract of Employment and ii) has the right to receive an immediate pension and draws that pension under one of the pension schemes of any member of the Group or early retirement with the agreement of the company which employs him;

Rules	the rules of the Deferred Bonus Plan, including the Definitions Appendix, as amended from time to time;

Subsidiary	a company which in relation to the Company is a company as defined by Section 736 of the Companies Act 1985;

Share	a fully paid ordinary share in the capital of the Company or, where the context requires it, an ADS;

Taxes Act	the Income and Corporation Taxes Act 1988;

Tax Liability
in relation to a Participant, the amount of all taxes and/or national insurance contributions or any other contribution which any company in the Group or the Participant's employing company is required to, or may account for and on behalf of or, if permitted, in respect of that Participant’s Deferred Bonus Award;

Variation	in relation to the equity share capital of the Company:

(i)     a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or

(ii)    any other variation which, the Remuneration Committee believes justifies an adjustment to any Deferred Bonus Award; and

Vest, Vested or Vesting
in relation to a Deferred Bonus Award, the point at which a Participant becomes absolutely entitled to all or some of the Shares the subject of that Deferred Bonus Award, provided that if this would be on a day which is in a Close Period, the day on which that Deferred Bonus Award Vests will be the first Dealing Day following the end of the Close Period.